Exhibit 99.1

NEWS RELEASE

For More Information Contact:	For Release - March 2, 2010
J. Downey Bridgwater, Chairman, President
& Chief Executive Officer (713) 507-2670
Zach L. Wasson, Executive Vice President &
Chief Financial Officer (713) 507-1297
Chris Reid, Vice President
Investor Relations (713) 507-2873

Sterling Bancshares Closes Common Stock Offering

HOUSTON, TX, March 2, 2010 – Sterling Bancshares, Inc. (NASDAQ: SBIB) announced today that it has completed the previously announced registered offering of 20 million shares of common stock, which includes 2.6 million shares issued pursuant to the underwriter’s over-allotment option. On February 25, 2010, the common stock underwriter, Morgan Stanley & Co. Incorporated, exercised in full their option to purchase the additional 2.6 million shares. The offering resulted in net proceeds of approximately $86.8 million, after deducting underwriting fees and estimated offering expenses. Morgan Stanley & Co. Incorporated served as sole book-running manager for the equity offering. Sandler O’Neill + Partners, L.P. acted as co-manager for the equity offering.

About Sterling Bancshares

Sterling Bancshares, Inc. is a Houston-based bank holding company with total assets of $4.9 billion, which operates 58 banking centers in the greater metropolitan areas of Houston, San Antonio, Dallas and Fort Worth, Texas. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “SBIB”.

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